Exhibit 23

Consent of Independent Registered Public Accounting Firm

________

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 33-28391, 33-64671, 333-63381 and 333-121524) and Form S-8 (Nos. 333-01175 and 333-94159) of Chesapeake Utilities Corporation of our report dated March 16, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 16, 2005